EXHIBIT NO. 99-C
KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP

Financial Statements

December 31, 1995 and 1994

(With Independent Auditors' Report Thereon)

Independent Auditors' Report

The Partners Kamine/Besicorp GlenCarthage Partnership:

We have audited the accompanying balance sheets of Kamine/Besicorp GlenCarthage Partnership as of December 31, 1995 and 1994, and the related statements of operations, partners' deficiency, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the general partners. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kamine/Besicorp GlenCarthage Partnership as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.



March 15, 1996


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                    KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP
                                 Balance Sheets
                           December 31, 1995 and 1994


                             Assets
                                                                      1995          1994

Current assets:
 Cash                                                              $    3,376         5,569
 Accounts receivable - Cogeneration Projects (notes 5 and 7)          661,863       847,808
                                                                    ---------     ---------
     Total current assets                                             665,239       853,377
Cash held in escrow (note 4)                                               --       115,810
                                                                    ---------     ---------
     Total assets                                                  $  665,239       969,187
                                                                    ---------     ---------
                                                                    ---------     ---------
     Liabilities and Partners' Deficiency
Current liabilities:
 Current portion of loans payable - Cogeneration Projects (note
  3)                                                                  222,487       149,625
 Amounts due to related parties (note 8)                              134,110       177,489
 Accrued expenses                                                     111,857        88,540
                                                                    ---------     ---------
     Total current liabilities                                        468,454       415,654

Loans payable - Cogeneration Projects, net of current portion       4,903,834     5,126,321
(note 3)                                                            ---------     ---------
     Total liabilities                                              5,372,288     5,541,975
Partners' deficiency (note 2)                                      (4,707,049)   (4,572,788)
                                                                    ---------     ---------
     Total liabilities and partners' deficiency                    $  665,239       969,187
                                                                    ---------     ---------
                                                                    ---------     ---------
See accompanying notes to financial statements


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                    KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP
                            Statements of Operations
                  Years ended December 31, 1995, 1994 and 1993


                                                     1995        1994          1993


Revenue:
 Contract rights (note 5)                         $3,794,672   1,911,830     2,083,565
 Developers' cash flow fees (note 7)                 320,534      63,256        32,727
                                                   ---------   ---------     ---------
                                                   4,115,206   1,975,086     2,116,292
                                                   ---------   ---------     ---------
Operating expenses:
 Interest expense                                    545,691     588,820       629,849
 Amortization of financing costs                          --      43,665        44,898
 Cash flow fees (note 7)                             320,534      63,256        32,727
 Other                                                 5,700       7,570         9,010
                                                   ---------   ---------     ---------
     Total operating expenses                        871,925     703,311       716,484
                                                   ---------   ---------     ---------
     Income from operations                        3,243,281   1,271,775     1,399,808
                                                   ---------   ---------     ---------
Other income (expense):
 Interest income                                         673       9,063         4,674
 Other expense (note 9)                                   --    (425,000)           --
                                                   ---------   ---------     ---------
                                                         673    (415,937)        4,674
                                                   ---------   ---------     ---------
     Income before extraordinary item              3,243,954     855,838     1,404,482
Extraordinary item (note 3)                               --    (968,745)           --
                                                   ---------   ---------     ---------
     Net income (loss)                            $3,243,954    (112,907)    1,404,482
                                                   ---------   ---------     ---------
                                                   ---------   ---------     ---------
See accompanying notes to financial statements.


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                    KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP
                       Statements of Partners' Deficiency
                  Years ended December 31, 1995, 1994 and 1993


                                                      1995         1994           1993


Partners' deficiency at beginning of year         $(4,572,788)  (2,764,835)    (4,358,763)
Add partners' contributions                                --           --        189,446
Less partners' distributions (note 2)               3,378,215    1,695,046             --
Net income (loss) (note 2)                          3,243,954     (112,907)     1,404,482
                                                   ----------   ----------     ----------
Partners' deficiency at end of year               $(4,707,049)  (4,572,788)    (2,764,835)
                                                   ----------   ----------     ----------
                                                   ----------   ----------     ----------
See accompanying notes to financial statements.


                    KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP
                            Statements of Cash Flows
                  Years ended December 31, 1995, 1994 and 1993

                                                               1995        1994           1993

Cash flows from operating activities:
 Net income (loss)                                         $ 3,243,954    (112,907)     1,404,482
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
     Amortization and write-off of deferred
     financing costs                                                --     352,410         44,898
     Changes in operating assets and liabilities:
       (Decrease) increase in accounts receivable              185,945     358,655     (1,161,555)
       Decrease in prepaid expenses                                 --          --          1,249
       Decrease (increase) in escrow funds                     115,810     117,554       (232,355)
       (Decrease) increase in amounts due to related
          parties                                              (43,379)    177,489             --
       Increase (decrease) in accrued expenses                  23,317     (26,560)        28,117
                                                            ----------  ----------     ----------
          Net cash provided by operating activities          3,525,647     866,641         84,836
                                                            ----------  ----------     ----------
Cash flows from financing activities:
 Payments on long-term loan payable                           (149,625) (4,448,044)      (276,456)
 Proceeds from loans payable - Cogeneration Projects                --   5,275,946             --
 Distribution (to) from partners, net of contributions      (3,378,215) (1,695,046)       189,446
                                                            ----------  ----------     ----------
     Net cash (used in) financing activities                (3,527,840)   (867,144)       (87,010)
                                                            ----------  ----------     ----------
     Decrease in cash                                           (2,193)       (503)        (2,174)
Cash at beginning of year                                        5,569       6,072          8,246
                                                            ----------  ----------     ----------
Cash at end of year                                        $     3,376       5,569          6,072
                                                            ----------  ----------     ----------
                                                            ----------  ----------     ----------
 Cash paid during year for interest                        $   411,581     667,443        632,959
                                                            ----------  ----------     ----------
                                                            ----------  ----------     ----------
See accompanying notes to financial statements.



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                    KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP
                         Notes to Financial Statements
                           December 31, 1995 and 1994


(1)   Organization and Summary of Significant Accounting Policies

      Organization

      Kamine/Besicorp GlenCarthage Partnership (the Partnership) is a New York general partnership formed on October 30, 1990. The Partnership was organized to enter into a loan agreement (the Loan Agreement) between the Partnership and NNW, Inc. (formerly Nova Northwest, Inc.).

      The partners of the Partnership are Kamine Development Corp. (KDC) and Beta Nova Inc. (a subsidiary of Besicorp Group Inc.), each of which holds a 50% interest in the Partnership. On May 3, 1995, KDC assigned the economic rights of its interest in the Partnership to a trust with Chemical Bank as trustee.

      Summary of Significant Accounting Policies

      Deferred Financing Costs

      All costs associated with the Loan Agreement were deferred over the life of the loan and amortized on a straight-line basis. The remaining balance of these deferred costs at December 22, 1994 was charged to operations (see note
3).

      Income Taxes

      Income taxes have not been provided since the Partnership is not a taxable entity. The partners report their respective share of the Partnership's income or loss on their individual income tax returns.

      Financial Instruments

      Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying amounts of accounts receivable, amounts due to related parties and accrued expenses approximate fair value due to the short-term maturity of such instruments. The carrying amount of loans payable approximates fair value based on a recent amendment governing such agreement in December 1995, which fixed the interest rate at 10.21%.

      Use of Estimates

      In conformity with generally accepted accounting principles, management of the Partnership makes estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities in preparing the accompanying financial statements. Actual results could differ from those estimates.

(1)   Organization and Summary of Significant Accounting Policies, cont.

      Use of Estimates, cont.

      Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

(2)   Allocation of Income, Losses and Cash Distributions

      A separate capital account has been established for each partner. Each such account is (a) increased by the amount of such partner's capital contributions, any profits and items of income and gain allocated to such partner, any increase in such partner's share of the liabilities of the Partnership and the amount of partnership liabilities assumed by the partners; and (b) decreased by the amount of cash and the fair market value of any partnership assets distributed to such partner, the amount of losses allocated to such partner, any decrease in such partner's share of the liabilities of the Partnership and the amount of any partner liabilities assumed by the Partnership.

      Profits and losses for any fiscal year or portion of such year are allocated among the partners in proportion to their percentage ownership interests.

      Excess cash received by the Partnership is distributed to the partners in accordance with their percentage ownership interests.

(3)   Loans Payable

      On October 1, 1990, the partners, doing business as the Partnership, entered into a loan agreement with NNW, Inc. for the amount of $8,500,000. The loan was structured so that the funds were to be distributed in two installments of $5,000,000 and $3,500,000. On November 7, 1990 the initial loan installment was made for $5,000,000.

      The final loan installment of $3,500,000 was to be made to the Partnership on the permanent financing closing date for the Carthage and South Glens Falls cogeneration projects (the Cogeneration Projects). The Cogeneration Projects entered into permanent financing on July 9, 1992; however, the final loan installment had economic criteria that related to the Cogeneration Projects which were not met, and funding of the final installment did not take place.

      The terms of the initial installment loan of $5,000,000 provided for a maturity date of the earlier of the 11th anniversary of its funding or the tenth anniversary of the permanent financing closing date. The initial installment loan bore an interest rate of 13.39% on the first $4,250,000 and 14.39% on the remaining $750,000. The initial installment of the loan called for interest payments only, payable quarterly commencing three months after the initial funding, with principal amortization commencing on a quarterly basis on the earlier of 17 months after the funding of the initial installment or the second distribution date following the permanent financing date.

(3)   Loans Payable, cont.

      The proceeds of this loan payable were used to establish escrow funds (see note 4), pay for financing costs and other operating expenses, and make distributions to the partners.

      The general partners of the Cogeneration Projects guaranteed the Loan Agreement by pledging their ownership interests in the Cogeneration Projects, to the extent permitted under the respective limited partnerships' participation agreements, as well as pledging their cash flow from such ownership in the event that the cash flow development fees were insufficient to cover the loan requirements.

      In addition, 8.5% of the operating cash flows from each of the Cogeneration Projects has been contributed to the Partnership and is to be paid to NNW, Inc. over the life of the Cogeneration Projects as partial consideration for the loan, regardless of the timing of final payment of the loan.

      On December 22, 1994, the Partnership obtained loans aggregating $5,275,946 from the Cogeneration Projects. These loans are payable in quarterly installments over 12 years and carried an interest rate based on either the Commercial Paper Rate or the annual yield on ten-year U.S. Treasury obligations, as defined, plus 4.5%. The interest rate was fixed on December 1, 1995 at 10.21% based on the ten-year U.S. Treasury rate plus 4.5% at that time. The loan proceeds were used to repay the outstanding loan with NNW, Inc. In connection with the repayment of the debt to NNW, Inc., the unamortized deferred financing costs and a prepayment penalty related to the early retirement of debt were expensed and recorded as an extraordinary item in the December 31, 1994 statement of operations.

      The total amounts of loans payable - Cogeneration Projects due during each of the next five years are as follows:


Year ending December 31:
     1996                           $  222,487
     1997                              252,085
     1998                              285,270
     1999                              323,099
     2000                              365,992
                                     ---------
                                     ---------


(4)   Cash Held in Escrow

      An escrow agreement was entered into on October 1, 1990 by NNW, Inc., the Partnership and First Fidelity Bank, N.A., New Jersey (as Escrow Agent). The escrow account was established to receive all contract rights payments and the

(4)   Cash Held in Escrow, cont.

      8.5% operating cash flow payments directly from the Cogeneration Projects and to use these proceeds to make payments due to NNW, Inc., with residual amounts to be distributed to the partners. The escrow account was closed in February 1995.

(5)   Contract Rights

      The general partners have pledged their cash flow development fee rights (contract rights) from the Cogeneration Projects to repay the loan. The contract rights are earned by the partners when the Cogeneration Projects have generated sufficient cash to make the required payment. The revenues earned from the Cogeneration Projects for the years ended December 31, 1995, 1994 and 1993 amounted to $3,794,672, $1,911,830 and $2,083,565, respectively. As of December 31, 1995 and 1994, the Partnership has a receivable with respect to contract rights of $542,781 and $788,391, respectively, from the Cogeneration Projects.

(6)   Business and Operating Matters

      The Partnership was organized to enter into a loan agreement with NNW, Inc. that was to be repaid from cash flows of the Cogeneration Projects. The loan was repaid in advance of its maturity and replaced by loans from the Cogeneration Projects. The continued operations of the Partnership are dependent upon the Cogeneration Projects generating sufficient cash flows in order to be able to pay its obligations. At December 31, 1995, the Partnership had a substantial excess of liabilities over assets. Management anticipates that sufficient cash flows will be available from the Cogeneration Projects to pay their obligations.

(7)   Developers' Cash Flow

      The general partners have acquired an 8.5% cash flow fee from operations in addition to their cash flow development fee rights in the Cogeneration Projects. The general partners have contributed these fees to the Partnership, which are being paid to NNW, Inc. as additional consideration for the loan. These cash flow fees will be received over the life of the projects. The revenues earned from the Cogeneration Projects and fees paid to NNW, Inc. for the years ended December 31, 1995, 1994 and 1993 were $320,534, $63,256 and
$32,727, respectively. At December 31, 1995 and 1994, the Partnership had outstanding receivables with respect to cash flow fees of $119,082, and $59,417, respectively, from the Cogeneration Projects.

(8)   Amounts Due to Related Parties

      Amounts due to related parties at December 31, 1995 consist of accrued interest on loans from the Cogeneration Projects.



(8)   Amounts Due to Related Parties, cont.

      In 1994, the Partnership received an advance from Kamine/Besicorp Natural Dam L.P. that was repaid in January 1995.

(9)   Other Expense

      In 1994, the Partnership paid NNW, Inc. $425,000. This payment represents 8.5% of a special distribution made to the limited partners of the Cogeneration Projects in connection with the sale of the Cogeneration Projects' facilities.